Exhibit 99.1


                          REPUBLIC FIRST BANCORP, INC.

                                                  News Release
                                                  FOR RELEASE:
                                                  IMMEDIATELY
                                                  Contact:  George S. Rapp
                                                  215-735-4422

                       REPUBLIC FIRST BANCORP, INC. SIGNS
                             STRATEGIC ALLIANCE WITH
                      FIDELITY BOND & MORTGAGE COMPANY AND
                            PHOENIX MORTGAGE COMPANY

PHILADELPHIA, May 1, 1998 - Republic First Bancorp, Inc.'s (NASDAQ-FRBK) subsidiary, First Republic Bank, today announced the closing of a joint venture with Fidelity Bond & Mortgage Company and Phoenix Mortgage Company to provide full-service mortgage banking services to the bank's business region and beyond. Under the terms of the agreement, the owners of Fidelity Bond retained a 20% interest in the Company. First Republic acquired 47% of Fidelity Bond for approximately $1.6 million cash. Phoenix and its principals (or stockholders) acquired 33% of Fidelity Bond in a stock for stock exchange. Fidelity Bond and Phoenix will merge their respective operations.

     Fidelity Bond & Mortgage is a full service mortgage banking operation licensed to do business in 48 states and has over $630 million in its mortgage loan servicing portfolio, and has been doing business in the Philadelphia marketplace for over 57 years. Phoenix Mortgage has operated in the Philadelphia area for approximately eight years and is a significant mortgage producer with annual originations in excess $200 million. Donald L. Salmon, the president of Phoenix Mortgage, will assume the position of president & chief executive officer of the combined company.

     Republic First Bancorp, Inc. is a Philadelphia-based bank holding company. Its subsidiary, First Republic Bank, has assets of approximately $457 million and markets diversified financial products through seven branch offices located in Abington, Ardmore, Bala Cynwyd, East Norriton and Philadelphia. First Republic Bank is a member of the Federal Reserve System and its deposits are insured by the Bank Insurance Fund, administered by the Federal Deposit Insurance Corporation (FDIC).

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     First Republic Bank, Philadelphia, is not affiliated with First Republic
Bank, a Nevada chartered bank whose executive offices are in San Francisco, California.

     Contact: George S. Rapp of Republic First Bancorp, 215-735-4422 (FRBK).